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                              MEDICORE, INC.

                          1989 STOCK OPTION PLAN

                               ----------

                    NON-QUALIFIED STOCK OPTION AGREEMENT

                               ----------

     THIS AGREEMENT, dated -------------, is between MEDICORE, INC. (the "Company") and --------------------, a Participant of the Company ("Par-ticipant") as defined in the Company's 1989 Stock Option Plan ("Plan"). The purpose of the Agreement is to implement the Plan.

GRANT OF OPTION

     The Company has granted the Participant a Non-Qualified Stock Option ("Option") to purchase ---------- shares of the Company's common stock ("Stock").

DEFINITIONS

     The terms defined in the Plan shall have the same meaning in this Agreement.

PURCHASE PRICE

     The Option purchase price is $----- per Share.

EXERCISE OF THE OPTION

     This paragraph contains rules which govern exercise of the Option.

     SHARES PURCHASABLE. Subject to LIMITATION OF EXERCISE the Participant may exercise the Option any number of times for any number of Shares each time. However, the total number of Shares purchased may not exceed the number granted under the Option.

     EXERCISE BY PARTICIPANT. While the Participant is alive, only the Par-ticipant or the Participant's guardian or legal representative may exercise the Option. The Participant must be continuously Affiliated with the Company from the date of this Agreement to the date the Participant exercises the Option except that the sections on RETIREMENT, DISABILITY OR DEATH, CHANGES IN CONTROL and EXPIRATION
     OF OPTION contain special rules which may permit exercise of the Option after termination of Affiliation.

     RETIREMENT, DISABILITY OR DEATH. If the Participant retires, becomes permanently disabled or dies while Affiliated, the Participant or the Participant's

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     Successor, as the case may be, may exercise the Option within six months after such termination. Notwithstanding anything in this Agreement to the contrary, upon permanent disability or death of the Participant or upon any Change in Control other than initiated and caused by the Participant, all the Participant's outstanding Options shall become immediately exercisable in full.

     CHANGES IN CONTROL. If the Participant has an Affiliation with the Company immediately prior to the Change in Control as described in
     Section 8 of the Plan, the Options, upon any Change in Control, held by the Participant shall become fully exercisable and shall immedi-ately be redeemed by the Company or its successor, as the case may be, in cash in an amount equal to the excess of the greater of the price per Share paid in such Change in Control or the Fair Market Value on the date or during the periods as provided for in Section
     8 of the Plan, over the Option Exercise Price; provided that the Participant has the right to keep the Option if Participant files such election with the Company or surviving corporation, as the case may be, within five (5) days of Participant's receipt of written notifi-cation of redemption due to such Change in Control.

     EXPIRATION OF OPTION. The Option will expire the earlier of (i) six (6) months from retirement, permanent disability or death, or (ii) five (5) years from the date of this Agreement. The Option will be redeemed upon occurrence of a Change in Control as provided in Section 8 of the Plan; provided that if notice is given by the Participant of his election to keep the Options as opposed to redemption, the Options shall continue as provided in the first sentence of this paragraph, notwithstanding the Participant may no longer have any Affiliation with the Company. If termination is for cause, the Option will expire upon receipt by the Participant of written notice of termina-tion, except that Participant establishes that the cause termination was improper.

     TERMINATION OF AFFILIATION. Termination of Affiliation does not include (a) a leave of absence approved by the Committee, or (b) any transfer between the Company and an Affiliate or between Affiliates.

     LIMITATION OF EXERCISE. The Participant may not exercise the Options granted for a period of one year from the date of grant. Subsequent to the first anniversary date of the grant of an Option, the Partici-pant may exercise the Option to the extent of fifty (50%) percent thereof and the full amount on and after the second anniversary of the grant of the Option; provided, however, that any termination by permanent disability, death or Change in Control will entitle the Participant or his Successor to exercise the Option in full to the extent the Participant did not initiate and cause any such Change in Control.

     No one may exercise an Option after the later of the periods set forth in the Section EXPIRATION OF OPTION.

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MANNER OF EXERCISE

     NOTICE OF EXERCISE. The Option may be exercised by sending written notice of exercise to the Company's Secretary at 777 Terrace Avenue, Hasbrouck Heights, New Jersey 07604, or to such other person or address as the Participant may be notified in writing. To comply with any deadline, the notice of exercise must be received before the close of business on the last day of the deadline.

     The notice must be signed by the person exercising the Option. If that person is not the Participant, proof of that person's right to exercise the Option must be furnished with the notice.

     The notice must state the number of Shares to be purchased and must be accompanied by payment of the Exercise Price in accordance with procedures established by the Company.

     PAYMENT OF PURCHASE PRICE. The purchase price may be paid either (a) in cash or by certified or bank cashier's check payable to the order of the Company, or (b) in Shares or (c) partly in cash and partly in Shares, or (d) with a ten (10%) percent down payment in cash or Stock (not less than the product of the par value of Stock multiplied by the number of Shares being purchased upon exercise of the Option) and a recourse promissory note in the principal amount equal to the difference between the aggregate Exercise Price and the down payment, payable in three (3) years, bearing interest at the prime rate then being charged by the Company's primary bank and secured by collateral having a value equal to the principal amount of the note. If Stock is used for the Exercise Price (a "stock-for-stock swap transaction"), the Stock used must have been owned by the Participant for at least six months prior to the date of exercise and must not have been used in a stock-for-stock swap transaction within the preceding six months (i.e., the Stock must be "mature").

     The amount of the Exercise Price paid in Stock will be equal to the Fair Market Value of the Stock as of the date of exercise. The Stock so delivered to exercise an Option shall be free and clear of all liens, pledges, claims, encumbrances or restrictions of any kind or nature whatsoever, other than restrictions imposed upon such Shares pursuant to the provisions of the federal and state securities laws.

     ISSUANCE OF CERTIFICATES. When the Option is exercised and payment is made in cash, the Company will deliver certificate(s) for the Shares purchased to the person exercising the Option. When the Option is exercised and payment is made in Stock, the Company, in its discretion, may permit the person exercising the Option to retain the Shares tendered as payment for the purchase price and may deliver to the person exercising the Option certificate(s) for the net Shares purchased. If the Participant makes the election described in the section on WITHHOLDING OF TAXES, the Company may deliver certifi-cate(s) for the purchased Shares as described in this section less any Shares withheld to satisfy withholding taxes. The Company will pay all issue and transfer taxes and all expenses of the Company

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     incurred in connection with exercise of the Option.  All Shares will be fully paid and non-assessable.

     Subject to GENERAL RESTRICTIONS as soon as practicable after receipt of such notice and payment, the Company shall deliver to the Partici-pant at such place as may be mutually acceptable, or, at the election of the Company by mail addressed to the Participant at the address of the Participant as indicated in the records of the Company, a certificate or certificates for such Shares registered in the name of the Participant (or in the name of his estate or heirs upon an exercise by Participant's Successor). The Option may be exercised only with respect to full Shares, and no fractional Shares will be issued upon exercise of the Option.

AWARD OF ADDITIONAL STOCK OPTION

Effective as of the date of exercise by the Participant of all or part of this Option to the extent mature Stock is used as payment for the Exercise Price, the Participant is hereby granted Additional Non-Qualified Stock Options ("ANSO") to purchase, at the Fair Market Value as of the date of said exercise and grant, the number of Shares equal to the sum of the number of whole Shares used by the Participant in payment of the Exercise Price and the number of whole Shares, if any, withheld by the Company as payment for withholding taxes. The ANSO may be exercised between the date of grant and the date of expiration, which shall be the same as the date of expiration of this Option to which the ANSO is related. The ANSO shall be evidenced by an agreement containing such other terms and conditions and not inconsistent with the Plan as the Committee shall approve.

LIMITATIONS ON TRANSFER OF OPTION

This Option may be transferred by will or inheritance only, except as provided under EXERCISE OF OPTION relating to CHANGE IN CONTROL.

STOCKHOLDER RIGHTS BEFORE EXERCISE

The Participant will not have any stockholder rights for Shares under this Option until the Option is properly exercised.

DISCONTINUANCE OF AFFILIATION

Nothing in this Agreement gives the Participant any right to continued Affiliation. The Company may terminate the Participant's Affiliation or take any other action regardless of the effect it might have on the Participant under this Agreement.

ADJUSTMENT PROVISIONS

Supplementing Section 14 of the Plan, if prior to the expiration of the Option there shall be any change in the capital of the Company, the Shares covered by this Option and the Exercise Price payable therefor shall in each instance be adjusted as follows:

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     (a)  If a Share dividend is declared on the Stock of the Company, there shall be added to the Shares under this Option the number of Shares which would have been issuable to the Participant had the Participant been the holder of record of the number of Shares then under the Option but not theretofore purchased and issued hereunder. Such additional Shares resulting from such Share dividend shall be delivered proportionately, from time to time, without additional cost, upon the exercise of this Option. Any distribution to the holders of the Stock of the Company, other than a distribution of cash as a dividend out of surplus or net profits or a distribution by way of the granting of rights to subscribe, shall be treated as a Share dividend.

     (b) If an increase has been effected in the number of outstanding Shares by reason of a subdivision of such Shares, the number of Shares which may thereafter be purchased under this Option shall be the number of Shares which would have been received by Participant on such sub-division had the Participant been the holder of record of the number of Shares then under Option but not theretofore purchased and issued hereunder. In such event, the Exercise Price per Share under this Option shall be proportionately reduced.

     (c) If the Company grants to the holders of Stock rights to subscribe for additional Shares or securities, there shall be added to the number of Shares which may thereafter be purchased under this Option the Shares or securities to which Participant would have been entitled to subscribe had the Participant been the holder or record of the number of Shares then under Option but not theretofore purchased and issued hereunder. In such event, the Exercise Price at which Participant shall have the right to purchase such additional Shares or securities shall be the subscription price payable by shareholders of record upon the issuance to them of such Shares or securities. Participant shall have the right to purchase such additional Shares or securities only proportionately with the exercise of this Option, but until so purchased or until the expiration of this Option as to such additional Shares or securities, such additional Shares or securities shall be subject to adjustment as provided in this paragraph in the same manner and to the same extent as the Shares covered by this Option.

     (d) If there is any capital reorganization or reclassification of the capital of the Company, adequate provision shall be made by the Company so that there shall remain and be substituted under this Option the Shares and securities which would have been issuable or payable in respect of or in exchange for the Stock then remaining under this Option and not there-tofore purchased and issued hereunder, as if Participant had been the owner of such Shares on the applicable record date. Any Shares so sub-stituted under this Option shall be subject to adjustment as provided in this paragraph in the same manner and to the same effect as the Shares covered by this Option.

GENERAL RESTRICTIONS

The Company may delay the exercise of any Option if it determines that the Shares subject to the Option are required to be listed, registered or qualified on any securities exchange or under any law. The exercise of the Option may be delayed until the Company is satisfied that appropriate action has been taken. No delay under this paragraph will affect the date of expiration of this Option.

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WITHHOLDING OF TAXES

If the Participant recognizes ordinary income on the exercise of the Option, it may be necessary to withhold income taxes and social security taxes. The Participant agrees to pay the Company to satisfy any with-holding obligations. Payment may be made by the Participant in cash or, at the election of the Participant, the Company may withhold from the Shares to be issued the number of Shares (based on the Fair Market Value of the Stock as of the date of exercise) that would satisfy the with-holding taxes due (except that any fractional Share amount shall be paid by the Participant in cash). The Company will not be obligated to deliver Shares under this Agreement until withholding obligations are met.

ADDITIONAL PROVISIONS AND INTERPRETATION OF THIS AGREEMENT

This Agreement is subject to the provisions of the Plan which are incor-porated by reference herein. If the Plan and this Agreement are inconsistent, provisions of the Plan will govern. Interpretations of the Plan and this Agreement by the Committee are binding on the Company and the Participant.


                                   ----------------------------
                                                    Participant

                                   MEDICORE, INC.


                                   By:-------------------------
                                      DENNIS W. HEALEY, Senior
                                      Vice President